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Exhibit 99.2

        [SUMMARY OF THE HEBREW ORIGINAL]

        Summary of a Share Purchase Agreement made and entered into in Jerusalem on the 2nd day of August, 2002, among M.D.T. Protective Industries Ltd. (the "Company"), H.R.T. Ltd. ("HRT"), A.G.A. Protection Methods and Commerce Ltd. ("AGA" and, together with H.R.T., the "Shareholders"), and Migun (the "Purchaser"), an Israeli corporation in formation and a wholly-owned subsidiary of Electric Fuel (E.F.L.) Ltd. ("EFL").

        1.    Representations and Warranties Regarding the Company.    The Company and the Shareholders jointly and severally represent and warrant that the Company has a total of 2,200 Ordinary Shares issued and outstanding; that the Shareholders hold all of these shares free and clear of all liens, etc.; that there are no voting agreements regarding the shares; that each shareholder is selling 561 shares to the Purchaser (a total of 1,122 shares [51% of the outstanding share capital]); that the Company has all necessary licenses and permits and owns free and clear all intellectual property that it needs in the conduct of its business; and various other representations and warranties regarding the accuracy of the various documents, such as memorandum and articles of association and Company minute books, delivered to the Purchaser in the course of the Purchaser's due diligence.

        2.    Representations and Warranties Regarding the Company's Financial State.    The parties acknowledge that they asked the accounting firm of Ernst & Young to conduct a due diligence investigation of the Company, and the Shareholders represent and warrant that the report of Ernst & Young is correct and provides a complete picture of the Company. The Shareholders agree to indemnify the Purchaser for any diminution in the value of their shares as a result of an inaccuracy in the Ernst & Young report. The Purchaser certifies that the contents of the Ernst & Young report are acceptable to it, assuming the accuracy of the report. The Sellers represent and warrant that since the date of the Ernst & Young report the Company has conducted its operations in the ordinary course and that there has been no material adverse change in its financial state, and has note ntered into any third-party guarantees or any agreements with any of its shareholders or directors.

        3.    Transaction on the Closing Date.    On the Closing Date [August 2, 2002], the Sellers will transfer 1,122 shares of MDT to the Purchaser, and the Purchaser will enter into an agreement protecting the rights of the minority shareholders as detailed below. The Purchaser will pay to the Shareholders a total of NIS 5,814,000 [approximately $1,240,000] in cash, and the parent company of EFL [Electric Fuel Corporation] will issue, with registration rights, a total of 390,638 shares of its common stock ("EFCX"), divided as follows: NIS 2,677,500 in acash and 244,149 shares of EFCX to HTR, and NIS 3,136,500 in cash and 146,489 shares of EFCX to AGA.

        4.    Protection of Minority Shareholders.    The parties agree to amend the Company's Articles of Association to provide that certain actions will require the agreement of 75% of the Company's shareholders; viz., contracts between the Company and interested parties [e.g., directors and shareholders]; dissolution of the Company; sale of more than 20% of the Company's assets; issuance of more than 15% of the Company's issued and outstanding stock; changes in the agreed signature rights to the Company's bank accounts; any decision regarding an investment or the receipt of a loan in an amount in excess of $100,000.

        5.    Financing and Investments.    In the event that the Company requires additional capital and/or credit, the parties will act together to raise the financing and investments from any possible party in the manner determined by the Company. The parties undertake to establish jointly two plants in North America.

        6.    Directors.    The parties agree to a Board of thirteen directors—three from each of HRT and AGA, and seven from the Purchaser—with Yehuda Harats being appointed Chairman of the Board.

        7.    Noncompetition and Confidentiality.    The Shareholders and the Purchaser agree not to compete with the Company's business while they are shareholders of the Company and for two years thereafter; provided that shareholders of AGA may continue to be engaged in the business of protecting automobiles against vandalism, and in manufacturing windows to protect cars and buildings in Israel. The parties covenant to maintain confidentiality with respect to the information that has or will come to them as a result of their activity in the Company, for five years after the termination of the contract.

        8.    Miscellaneous.    Stamp taxes and fees for increasing share capital will be paid by the Company. The agreement will be governed by Israeli law and disputes will be settled in the courts in Jerusalem.

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  Exhibit 99.2